Exhibit 10.26

February 12, 2013

Edwin D. Johnson

President and COO

Casella Waste Systems, Inc.

25 Greens Hill Lane

Rutland, VT. 05701

Dear Ed:

On December 3, 2012, your title and responsibilities within Casella Waste Systems, Inc. (“Casella”) were changed from Senior Vice President and Chief Financial Officer to President and Chief Operating Officer.

As a result of your promotion, certain adjustments to your compensation were made, and equity participation benefits were modified, all consistent with, and as contemplated by, your Employment Agreement with Casella as dated July 6, 2010, as amended on December 29, 2010, (“EA”). Additionally, pursuant to Section 4.4.1(c) of the EA, entitled “Good Reason”, the definition of those events which may constitute Good Reason is, “…the assignment to Employee of any duties inconsistent with his status as Senior Vice President and Chief Financial Officer, at a publicly traded company, …”. Please consider this correspondence as formal confirmation that the foregoing language in Section 4.4.1(c), should now read, “…the assignment to Employee of any duties inconsistent with his status as President and Chief Operating Officer at a publicly traded company,…”.

Please let me know if you have any questions. If not, please sign the acknowledgement below, and return a signed copy to my attention.

Sincerely, CASELLA WASTE SYSTEMS, INC.

/s/ David L. Schmitt
David L. Schmitt
Senior Vice President and General Counsel

ACKNOWLEDGED AND AGREED TO:

/s/ Edwin D. Johnson
By: Edwin D. Johnson
Title: President and COO

Date:	February 14, 2013

cc:	John W. Casella
Gerry Gormley